EXHIBIT 99.2

FORM OF AMENDED SUBSCRIPTION AGREEMENT

FOR SUBSCRIBERS IN THE RIGHTS OFFERING

VOID IF NOT RECEIVED BY TULLY’S COFFEE CORPORATION

BEFORE 5:00 P.M., PACIFIC TIME, ON [•]

[TULLY’S COFFEE CORPORATION LOGO]

AMENDED SUBSCRIPTION AGREEMENT FOR

COMMON STOCK AND INVESTMENT UNITS

On January 11, 2005, Tully’s Coffee Corporation (the “Company”) commenced a rights offering (the “Rights Offering”) relating to shares of the Company’s common stock (the “Common Stock”) and Investment Units as described in the Prospectus dated [•] (the “Prospectus”). Except for the limited circumstances described in the Prospectus, the Rights Offering expired on February 8, 2005.

As described in the Prospectus, current and former shareholders from whom we received subscriptions pursuant to the exercise of Primary Rights and Under-Subscription Privileges in the Rights Offering through February 8, 2005 (the “subscribers”) are being permitted to amend their subscriptions. If you choose to amend your subscription for shares of Common Stock or Investment Units, you must complete the information below under “Your Amended Subscription” and return it to us prior to 5:00 PM, Pacific Time, on [•] (the “Extended Expiration Date”).

If you choose to complete the subscription that you previously submitted to us, as set forth below (and subject to possible adjustment by the Company in the final calculations as described below), you need take no further action.

For a more complete description of the terms and conditions of the Rights Offering, please refer to the Prospectus, which is incorporated into this Amended Subscription Agreement for Common Stock and Investment Units (the “Amended Subscription Agreement”). Capitalized terms not defined herein shall have the meanings given to them in the Prospectus. Copies of the Prospectus are available upon request from the Company’s Investor Relations Department at (206) 233-2070.

Preliminary Evaluation of Your Subscription

As described in the Prospectus, the number of shares of Common Stock and Investment Units that each subscriber is entitled to purchase is determined through a calculation that considers how many shares are subscribed for by the subscribers and by the other subscribers. The Company has evaluated the subscriptions submitted by the subscribers through February 8, 2005 and has made a preliminary determination with respect to each of these subscriptions. These preliminary determinations are subject to further review by the Company and may be revised by the Company for various reasons, when the final calculations are made for the qualified subscriptions of all subscribing shareholders after the Extended Expiration Date.

If you choose to complete the subscription that you previously submitted to us, as set forth in this table (and subject to possible adjustment by the Company in the final calculations as described above), you need take no further action.

Preliminary Evaluation of Your Subscription (all information subject to possible adjustment by the Company, as described in the Prospectus)	Number of Shares of Common Stock or Investment Units	Total Purchase Price
Qualified Shares of Common Stock priced at $0.333 per share that you may purchase	[Information specific to each subscriber will be furnished by the Company]	[Information specific to each subscriber will be furnished by the Company]
Qualified Shares of Common Stock priced at $1.50 per share that you may purchase	[Information specific to each subscriber will be furnished by the Company]	[Information specific to each subscriber will be furnished by the Company]
Qualified Investment Units, priced at $10.00 per Investment Unit that you may purchase (each Investment Unit consisting of four shares of Series A Convertible Preferred Stock and warrants to purchase two shares of Common Stock at a price of $0.33 per share)	[Information specific to each subscriber will be furnished by the Company]	[Information specific to each subscriber will be furnished by the Company]
Total purchase price allocated to your qualified subscription shown above, as determined in the preliminary evaluation of the subscriptions received through February 8, 2005		[Information specific to each subscriber will be furnished by the Company]
Amount of your subscription payment subject to refund, as determined in the preliminary evaluation of subscriptions received through February 8, 2005		[Information specific to each subscriber will be furnished by the Company]
Total payment that you paid with your subscription		[Information specific to each subscriber will be furnished by the Company]

Your Amended Subscription

If you choose to amend your subscription (to revoke it, to reduce the number of shares of Common Stock or the number of Investment Units for which you are subscribing, or to clarify how you wish to treat any unapplied subscription proceeds), you must complete the information set forth below on this Amended Subscription Agreement and return it to us prior to 5:00 PM, Pacific Time, on [•]. If we do not receive your completed Amended Subscription Agreement prior to that time, we will assume that you have chosen to complete the subscription that you previously submitted to us, subject to the final calculations as described above.

			If you wish to amend your subscription, enter the amended information in Columns B and D
		A	B	C	D
		Number of Qualified Shares of Common Stock or Investment Units from the Preliminary Evaluation of Your Subscription	Amended Number of Shares of Common Stock or Investment You Wish to Purchase (not more than amount in Column A). Enter “0” if you want to Revoke your subscription for any Shares or Units	Price per Share or Investment Unit	Amended Purchase Price (Multiply the Amended Number of Shares or Investment Units (Column B) times the corresponding Price (Column C), in dollars and cents
1	Shares of Common Stock priced at $0.333 per share (See Note 1 below)	[Information specific to each subscriber will be furnished by the Company]		$0.333	$ .
2	Shares of Common Stock priced at $1.50 per share	[Information specific to each subscriber will be furnished by the Company]		$1.50	$ .
3	Investment Units, priced at $10.00 per Investment Unit	[Information specific to each subscriber will be furnished by the Company]		$10.00	$ .
4	Total purchase price for your amended subscription (add Rows 1, 2 and 3 for Column D)				$ .
5	Total payment that you paid with your subscription				[Information specific to each subscriber will be furnished by the Company]
6	Remainder to be refunded to you (subtract Row 4 from Row 5 in Column D)				$ .
Note 1: If your amended subscription includes a subscription for shares of Common Stock priced at $0.333 per share, also complete the instructions for handling of any unapplied subscription proceeds, below.

Your Amended Subscription (continued)

If your amended subscription includes a subscription for shares of Common Stock priced at $0.333 per share (in Column D, Line 1 of the table), also complete the instructions for handling of any unapplied subscription proceeds by checking ONE of the three boxes shown below (if your amended subscription shows a zero in Column D, Line 1, this does not apply to you).

If the Company determines that it cannot fill some or all of my subscription for shares of Common Stock priced at $0.333 per share, I amend my subscription as follows (check one):

Purchase as many shares of Common Stock priced at $0.333 as are available to me with the proceeds shown above in Column D, Line 1, and use any remaining proceeds therefrom to purchase as many shares of Common Stock priced at $1.50 per share as may be purchased with such unapplied subscription proceeds, and then refund the remainder to me.

☐

Purchase as many shares of Common Stock priced at $0.333 as are available to me with the proceeds shown above in Column D, Line 1, and use any remaining proceeds therefrom to purchase as many Investment Units priced at $10.00 per Investment Unit as may be purchased with such unapplied subscription proceeds, and then refund the remainder to me.

☐
Purchase as many shares of Common Stock priced at $0.333 as are available to me with the proceeds shown above in Column D, Line 1, and then refund the remainder to me.	☐

SUBSCRIPTION, WAIVER AND RELEASE (complete only if you are amending your subscription):

I hereby irrevocably subscribe for the number of shares of Common Stock and Investment Units listed under “Your Amended Subscription” above upon the terms and conditions specified in the Prospectus, which Prospectus is incorporated by reference herein. I hereby acknowledge that I have received the Prospectus. I hereby agree that if I fail to pay for the shares of Common Stock and Investment Units for which I have subscribed, the Company may exercise any remedies available to it under law. This Amended Subscription Agreement amends and replaces the Subscription Agreement that I have previously submitted.

By signing below, I am hereby

•	waiving and

•	releasing Tully’s Coffee Corporation and its successors, affiliates, assigns, sureties, guarantors, officers, directors, employees, agents, and insurers from and against,

any and all rights, claims, suits, or actions for any loss or damage of any kind or nature arising out of or related to any preemptive rights, or denial thereof, arising from offerings of equity securities of Tully’s Coffee Corporation from February 1994 through October 1999.

Signature of Subscriber	Date

Print Name of Subscriber	Address for Delivery of Shares If permanent change of address, check here ☐

Signatures on the Subscription Agreement do not need to be guaranteed if either you wish to have your shares delivered to the address shown on the front of the Subscription Agreement, or the Subscription Agreement is

submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the Subscription Agreement must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Signature Guaranteed:

By:
Name of Bank or Firm		Signature of Officer

IF YOU ARE AMENDING YOUR SUBSCRIPTION, DELIVER OR MAIL YOUR AMENDED SUBSCRIPTION AGREEMENT IN THE ENCLOSED RETURN ENVELOPE TO:

TULLY’S INVESTOR RELATIONS DEPT.

Tully’s Coffee Corporation

3100 Airport Way South

Seattle, WA 98134

Please see “Amending (reducing or revoking) Subscriptions” on page 37 of the Prospectus for more information regarding how to amend your Subscription Agreement. If you deliver this Amended Subscription Agreement in a manner different than that described in the Prospectus, the Company may not honor the amendment of your Subscription Agreement.

If you need to revise the Substitute Form W-9 that you furnished with your Subscription Agreement, please contact the Tully’s Investor Relations Dept.